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EXHIBIT 99.2


March 18, 2002


To The Securities and Exchange Commission:

     Our independent public accountant is Arthur Andersen LLP ("Andersen"). In connection with their audit of the consolidated financial statements of ThermoView Industries, Inc. ("ThermoView"), for the year ended December 31, 2001, Andersen has represented to ThermoView the following:

     The audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. There was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of perosnnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


ThermoView Industries, Inc.
-----------------------------
    (Registrant)




 /s/ James J. TerBeest
-----------------------------
James J. TerBeest
Chief Financial Officer


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